THE
                             WELLCARE
                      MANAGEMENT GROUP, INC.
                PARK WEST/HURLEY AVENUE EXTENSION
                     KINGSTON, NEW YORK 12401
                           914-338-4110

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held on July 23, 1996


To the Shareholders of
    The WellCare Management Group, Inc.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of The WellCare Management Group, Inc. (the "Company") will be held at the Company's corporate headquarters, Park West/Hurley Avenue Extension, Kingston, New York 12401, on Tuesday, July 23, 1996, at 10:00 a.m., local time, for the following purposes:

     1) To elect three (3) Class III Directors to serve until the 1999 Annual Meeting of Shareholders and to elect two (2) Class II Directors to serve until the 1998 Annual Meeting of Shareholders;

     2) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1996; and

     3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's Common Stock and Class A Common Stock at the close of business on June 7, 1996, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

     The Company's 1995 Annual Report to Shareholders accompanies this Notice of Annual Meeting.

                                   By Order of the Board of Directors,


                                   Nancy L. Lavallee
                                   Secretary
Kingston, New York
June 26, 1996


   SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING
   ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY
  AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


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
                                THE
                             WELLCARE
                      MANAGEMENT GROUP, INC.
                PARK WEST/HURLEY AVENUE EXTENSION
                     KINGSTON, NEW YORK 12401
                           914-338-4110

                          PROXY STATEMENT

                  ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held on July 23, 1996

General

     This Proxy Statement is being furnished to holders of record of Common Stock and Class A Common Stock of The WellCare Management Group, Inc., a New York corporation ("WellCare" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held at the Company's corporate headquarters, Park West/Hurley Avenue Extension, Kingston, New York 12401, on Tuesday, July 23, 1996, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof. Only holders of record of Common Stock and Class A Common Stock at the close of business on June 7, 1996 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting.
On the Record Date, there were outstanding 4,848,089 shares of Common Stock, $.01 par value, each share being entitled to one vote, and 1,450,087 shares of Class A Common Stock, $.01 par value, each share being entitled to ten votes. This Proxy Statement and enclosed proxy card are being mailed to the Company's shareholders on or about June 26, 1996.

Matters to be Considered at the Annual Meeting

     At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1) To elect three (3) Class III Directors to serve until the 1999 Annual Meeting of Shareholders and to elect two (2) Class II Directors to serve until the 1998 Annual Meeting of Shareholders; and

     2) To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1996,

     both as more fully described in this Proxy Statement.

Voting at the Annual Meeting

     Each holder of record of Common Stock on the Record Date is entitled to one vote per share and each holder of record of Class A Common Stock on the Record Date is entitled to ten votes per share on each matter presented. On the Record Date, there were 4,848,089 shares of Common Stock issued and outstanding and 1,450,087 shares of Class A Common Stock issued and outstanding. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock at the Annual Meeting (3,149,089 shares of the 6,298,176 aggregate shares of Common Stock and Class A Common Stock outstanding) is necessary to constitute a quorum at the Annual Meeting.

       If a quorum is present, a plurality vote of the total votes cast by the holders of Common Stock and Class A Common Stock voting as one class is required to elect the two (2) Class II Directors and the three (3) Class III
Directors. The affirmative vote of a majority of the total votes cast by the holders of the outstanding shares of Common Stock and Class A Common Stock present in person or represented by proxy at the Annual Meeting voting as one class is required to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1996.

     If the enclosed proxy card is properly executed and returned to the Company prior to the voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all five (5) nominees or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, the shares will be voted FOR all the proposals set forth in the Notice of Annual Meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will be disregarded and therefore have no effect on the outcome of the vote. At any time prior to its exercise, a proxy may be revoked by the holder of the Class A Common Stock or Common Stock granting such proxy delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy
Statement or by attending the Annual Meeting and voting in person.

     Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.






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
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the Record Date certain information with regard to the beneficial ownership of the Common Stock of the Company by
(i) each shareholder who is known by the Company to beneficially own in excess of five percent (5%) of the outstanding shares of Common Stock or Class A Common Stock, (ii) each director, (iii) each of the executive officers named in the Summary Compensation Table on page 11 of this Proxy Statement and (iv) all executive officers and directors as a group.

                           Shares Owned (12)       Percent of Total
                          Class A                  Class A            Percent
Name                      Common      Common       Common    Common   of Total
                                                                      Vote
Robert W. Morey (1)       281,956     503,201      19.4%     10.3%    17.2%
Edward A. Ullmann (2)(3)  750,110      24,114      51.7        *      38.8
The 1818 Fund II,
  LP (4)(5)                  -        689,655       *        12.4      3.4
Brown Brothers Harriman
 & Co(4)(5)                  -        689,655       *        12.4      3.4
T. Michael Long (4)(5)       -        689,655       *        12.4      3.4
Robert E. Goff             29,168      52,751      2.0        1.1      1.8
G. William Strein (6)      14,585      45,427      1.0         *        *
Patrick P. Arlantico
 (7)(8)                     9,723       7,592       *          *        *
Marystephanie Corsones       -          2,568       *          *        *
Charles E. Crew, Jr.       43,752      50,194      3.0        1.0      2.5
Mark D. Dean (9)(10)      121,534     178,631      8.4        3.7      7.2
John E. Ott                  -            300       *          *        *
Lawrence C. Tucker (4)(5)    -        689,655       *        12.4      3.4
Eileen H. Wilson             -            610       *          *        *
Daniel M. Zeichner (11)    38,891      63,721      2.7        1.3      2.3

All executive officers
  and directors as a
  group (12 persons)
  (2)(5)(6)(7)(10)(11)  1,293,581   1,628,876     89.2       29.2     72.5

________________________________
* Less than 1%
(1)  Address is 55 Main Street, Tiburon, California 94920.
(2)  Address is Park West/Hurley Avenue Extension, Kingston, New York 12401.
(3) Includes 11,045 shares of Common Stock owned by a not-for-profit corporation of which Mr. Ullmann is President. Mr. Ullmann disclaims beneficial ownership of the shares owned by the not-for-profit corporation.
(4)  Address is 59 Wall Street, New York, New York 10005.
(5) On January 19, 1996, the Company issued to The 1818 Fund II, L.P. (the "Fund"), a 6.0% Subordinated Convertible Note in the principal amount of $20,000,000 due December 31, 2002 (the "Note"), entitling the holder thereof to convert such Note into 689,655 shares of the Company's Common Stock. Brown Brothers Harriman & Co. ("BBH & Co."), a general partner of the Fund, have designated Messrs. T. Michael Long and Lawrence C. Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the Note, and the Common Stock issuable upon conversion of the Note. Giving effect to the conversion of the Note, the Fund beneficially owns 689,655 shares of Common Stock. By virtue of BBH & Co.'s relationship with the Fund, BBH & Co. may be deemed to beneficially own 689,655 shares of Common Stock. By virtue of the resolution adopted by BBH & Co. designating Messrs. Long and Tucker, either individually or jointly, as the sole and exclusive partners of BBH & Co. having voting and investment power with respect to the Note, and the Common Stock issuable upon conversion of the Note, Messrs. Long and Tucker may each be deemed to beneficially own 689,655 shares of Common Stock.
(6) Includes 15,000 shares of Common Stock owned by Mr. Strein's wife. Mr. Strein disclaims beneficial ownership of the shares owned by his wife.
(7) Includes 2,431 shares owned by Mr. Arlantico's wife. Mr. Arlantico disclaims beneficial ownership of the shares owned by his wife.
(8) Mr. Arlantico resigned from his position as Senior Vice President with the Company effective March 1, 1996.
(9)  Address is 62 Riverview, Port Ewen, New York 12466,
(10)Includes 68,059 shares of Class A Common Stock and 118,172 shares of Common Stock owned by Pine Street Dental Associates, P.C., a retirement plan in which Dr. Dean has a 48% interest, 4,862 shares of Class A Common Stock and 14,584 shares of Common Stock owned by Dr. Dean's wife and 6,362 shares of Common Stock owned by Dr. Dean's son. Dr. Dean disclaims beneficial ownership of the shares owned by his wife and son.
(11)Includes 4,862 shares of Common Stock in Dr. Zeichner's Defined
Contribution Pension Plan and 5,262 shares of Common Stock owned by Dr. Zeichner's wife. Dr. Zeichner disclaims beneficial ownership of the shares owned by his wife.
(12)Includes shares of Common Stock from stock options exercisable on or before August 6, 1996 as follows:
                         Exercise  Number
     Name                Price          of Shares

  Edward A. Ullmann           $23.50         5,000
  Edward A. Ullmann            24.50         2,500
  Robert E. Goff               11.75         3,500
  G. William Strein            11.75         6,000
  Marystephanie Corsones       11.75           500
  Marystephanie Corsones       17.25         1,500
  Marystephanie Corsones       24.50           500
         ________________________________________________

                      ELECTION OF DIRECTORS

  The Board of Directors currently consists of eleven directors, nine of whom have been classified into three classes, designated Class I, Class II and Class III, each consisting of three directors. As a result of this classification of directors, one class of directors is elected each year for a three-year term. In October 1995, John E. Ott, M.D. was appointed as a Class II Director to fill the vacancy created by the death of Francis W. Casey in July 1995. Mr. Casey had served as a Class II Director. Under New York law, a director who fills a vacancy, unless elected by the shareholders, serves until the next meeting of shareholders at which the election of directors is in the ordinary course of business. Accordingly, Dr. Ott's current term as a Class II Director expires at this Annual Meeting.

  The remaining two directors, Messrs. Robert W. Morey and Lawrence C. Tucker, have not been classified since they were appointed by the Board as a result of an increase in the number of directors comprising the entire Board and, accordingly, their terms expire at this Annual Meeting.

  Commencing with this Annual Meeting of Shareholders, the Board of Directors will consist of ten (10) directors divided into three Classes, Classes I and III consisting of three (3) directors and Class II consisting of four (4) directors. The Class I Directors will serve terms expiring at the 1997 Annual Meeting of Shareholders, the Class II Directors will serve terms expiring at the 1998 Annual Meeting of Shareholders, and the Class III Directors will serve terms expiring at the 1999 Annual Meeting of Shareholders. Directors whose terms expire are eligible for renomination.

  At this Annual Meeting, three (3) Class III Directors (constituting the entire class of Class III Directors) are to be elected and to hold office until the 1999 Annual Meeting of Shareholders and two (2) Class II Directors (out of a class of four (4) Class II Directors) are to be elected to hold office until the 1998 Annual Meeting of Shareholders. Two of the three nominees for Class III Directors, Messrs. Edward A. Ullmann and Charles E. Crew, currently serve as Class III Directors and the third nominee, Robert W. Morey, Jr., currently serves as an unclassified director. One of the two nominees for Class II Director, John E. Ott, M.D., currently serves as a Class II Director and the second nominee, Lawrence C. Tucker, currently serves as an unclassified director. Robert E. Goff, a current Class III Director and Executive Vice President of the Company, is not standing for re-election as a director. Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the five (5) nominees named below.

  In the event any nominee should become unavailable for reelection for any presently unknown reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the present Board of Directors. If a quorum is present, a plurality vote of the total votes cast by the holders of the Common Stock and Class A Common Stock voting as one class is required to elect the three (3) Class III Directors and two (2) Class
II Directors.

  Each nominee's name, age, the year first elected or appointed as a director and positions(s) with the Company are set forth below:

                                          Year First
     Name                  Class    Age  Served as a Director    Position(s)

Nominees for Class III Directors

Robert W. Morey, Jr. (1)    III     59        1996           Director, Chief
                                                              Executive
                                                              Officer
Edward A. Ullmann (1)       III     44        1987           Director, President
                                                              with the
                                                              function of
                                                              chief operating
                                                              officer
Charles E. Crew (2)(3)      III     43        1987           Director

Nominees for Class II Directors

John E. Ott, M.D. (1)        II     59        1995           Director,
                                                               Executive
                                                               Vice President
Lawrence C. Tucker (2)(3)    II     53        1996           Director
  _____________________________
  (1)     Member of Executive Committee
  (2)     Member of Audit Committee.
  (3)     Member of Compensation Committee.

  Mr. Tucker, a designee of The 1818 Fund II, L.P., has been nominated in accordance with the Note Purchase Agreement dated January 19, 1996 between the Company and The 1818 Fund II, L.P. and Messrs. Morey and Ullmann have agreed to vote their shares for Mr. Tucker's election.


                            CLASS III
          DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1999

  Robert W. Morey, Jr., age 59, became Chairman of the Board, Chief Executive Officer and a director of the Company on April 30, 1996. Mr. Morey previously has served as President and Chairman of R.W. Morey, Inc., a management firm founded by Mr. Morey in 1972 which was engaged in, among other things, financial counseling and reinsurance underwriting of catastrophic health coverage for the managed care industry. Mr. Morey was engaged in corporate banking, investment banking and the institutional brokerage business from 1962 to 1972. Mr. Morey received a B.A. in Economics from Yale University in 1958 and an M.B.A. from Harvard Graduate School of Business in 1962.
  Edward A. Ullmann, age 44, the founder of the Company, served as its Chairman of the Board, President and Chief Executive Officer from WellCare's formation in August 1983 until April 30, 1996, and remains President of the Company.
Mr. Ullmann previously served as Director of Administration for Ulster County Mental Health Services, was a county legislator, and was a practicing pharmacist. Mr. Ullmann received a B.S. from Albany College of Pharmacy,
Union University in 1973, an M.P.A. from the Maxwell School at Syracuse University in 1979, and is a 1981 graduate of the National HMO Management Fellowship Program, Georgetown University. Mr. Ullmann is Chairman of the
New York State HMO Conference's Medicaid Committee, serves on the Managed
Care Study Group of the New York State Council on Health Care Financing and serves on the editorial advisory board of Medical Interface, a national managed care magazine. Mr. Ullmann is the brother of Mr. Peter Kraft, WellCare's Vice President of Marketing.

  Charles E. Crew, Jr., age 43, has been a director of the Company since September 1987. Mr. Crew has been employed with General Electric since 1977, having served as General Manager of the Mid-Western Region Plastic Sales Division since 1987. Mr. Crew received a B.S. in Marketing from Villanova University in 1973.


                             CLASS II
          DIRECTORS NOMINATED FOR TERMS EXPIRING IN 1998

  John E. Ott, M.D., age 59, joined the Company as an Executive Vice President in June 1996. Dr. Ott is the former Chief Executive Officer of The George Washington University Health Plan, a member of the American College of Physician Executives, and a Diplomate of the American Board of Medical Management. Dr. Ott currently serves on the Ethics Committee of the Group Health Association of America ("GHAA"). Dr. Ott is a former President of the American Academy of Clinical Toxicology and Co-Chairman of the Medical Director Committee for the Maryland Association of HMOs. He is also board certified in Pediatrics and Medical Toxicology. Dr. Ott received his B.S. and M.D. degrees at the University of Pittsburgh, and completed a pediatric residency and fellowship in clinical genetics and biophysics at the University of Colorado Medical Center.

  Lawrence C. Tucker, age 53, co-founded and co-manages The 1818 Fund, L.P. and the 1818 Fund II, L.P., (the "Funds"), private equity investing partnerships with committed capital of $800 million. He joined Brown Brothers Harriman and Co. ("BBH & Co."), a general partner of the Funds in 1966; was named a general partner of the firm in 1979; and is the senior partner supervising the firm's corporate financial advisory practice which is concerned primarily with mergers, acquisitions, corporate restructurings and private equity investing through the Funds. Mr. Tucker is a member of BBH & Co.'s Steering Committee. He also serves as a director of WorldCom, Inc., Blenheim Group
PLC, and Riverwood International Corporation. Mr. Tucker received a B.S. degree in engineering from Georgia Institute of Technology in 1964 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1966.


                             CLASS II
            OTHER DIRECTORS WHOSE TERMS EXPIRE IN 1998

  Marystephanie Corsones, age 46, joined the Company as Finance Director in July 1993, was appointed its Chief Financial Officer, Vice President of Finance in May 1994 and was appointed to the Board of Directors in November 1994. Ms. Corsones was senior director of U.S. International Operations at Coopers & Lybrand in Paris, France, for more than five years, prior to joining the Company. Ms. Corsones received an M.B.A. in Finance and Economics from the University of Washington.

  G. William Strein, age 52, has been a director of the Company since January 1989. Mr. Strein joined the Company in 1985 as Vice President of Planning and Development, and since 1989 has served as President and Chief Executive
Officer of WellCare Administration, Inc., a wholly-owned subsidiary of the Company responsible for WellCare's specialty benefit programs, new product development and quality assurance. From 1979 to 1985, Mr. Strein served as Administrative Director for various health care programs. Mr. Strein received a B.S. in Pharmacy from the University of Illinois in 1968, an M.S. from the University of Illinois in 1972, and an M.S.P.H. in Public Health from the University of North Carolina in 1979.


                             CLASS I
               DIRECTORS WHOSE TERMS EXPIRE IN 1997

  Mark D. Dean, D.D.S., age 55, has been a director of the Company since May 1984, presently serves as Vice Chairman of the Board, and is Dental Director for the WellCare benefit programs. Dr. Dean has been a dentist in private practice since 1966 and serves on the Board of Directors of the Ulster County Chamber of Commerce. Dr. Dean attended Cornell University and graduated from the New York University College of Dentistry in 1965.

  Eileen H. Wilson, age 50, has been a director of the Company since September 1993. Ms. Wilson is President of Eileen Wilson Associates, a Rochester consulting firm specializing in management development and training for the managed care industry and has more than 13 years experience in the insurance industry and 14 years in the managed care industry.

  Daniel M. Zeichner, M.D., age 48, has been a director of the Company since May 1984. Dr. Zeichner is a board certified plastic and reconstructive surgeon and has been in private practice since 1982. Dr. Zeichner received a Bachelors degree in Chemistry from Ithaca College in 1969, a Licentiate in Medical Sciences from Catholic University of Louvain, Belgium in 1972, and a Doctorate in Medicine from the Free University of Brussels, Belgium in 1976.

Meetings and Committees

  There were six meetings of the Board of Directors during 1995. During 1995, no director attended less than 75% of the total number of meetings of the Board of Directors and any committee of which such director is a member.

  The Executive Committee, established in May 1996, and comprised of Messrs. Morey and Ullmann and Dr. Ott, has all of the powers of the Board not otherwise delegated to the Audit or Compensation Committees.

  The Audit Committee, comprised of three independent directors, Messrs. Crew and Tucker and Dr. Dean, meets with the Company's independent auditors to review the scope of their annual audit, the adequacy of the Company's system of internal controls, and the sufficiency of its financial reporting. There were six meetings of the Audit Committee during 1995.

  The Compensation Committee, comprised of three independent directors, Messrs. Crew and Tucker and Dr. Dean, establishes the compensation program for Mr. Edward A. Ullmann, the Company's President, recommends to the Board of Directors, in consultation with Mr. Ullmann, a general compensation program for all officers and administers the Company's 1993 Incentive and Non-Incentive Stock Option Plan. There were six meetings of the Compensation Committee during 1995.

  The Company does not have a standing nominating committee.

Compensation of Directors

  During 1995, all directors who were not employees of the Company, with the exception of the Vice Chairman of the Board and the Chairman of the Audit and Compensation Committees, received a fee of $500 for each meeting of the Board of Directors attended, plus reimbursement of their expenses, and an additional $300 for each meeting of the Compensation Committee or Audit Committee attended. The Vice Chairman of the Board and the Chairman of the Audit and Compensation Committees receive fixed annual stipends of $12,000 each. Effective May 11, 1996 all directors who are not employees of the Company receive a fee of $500 for each meeting of the Board of Directors attended, plus reimbursement of their expenses, and no additional compensation is paid for attendance of committee meetings or for serving as a committee Chairman or Vice Chairman of the Board. Directors who are not full-time employees of the Company, on the date of their election or re-election, receive automatic grants of non-incentive stock options to purchase 3,000 shares at an exercise price equal to 75% of the fair market value on the date of grant, which vest at the rate of 33% per annum.

                        EXECUTIVE OFFICERS

  The executive officers whose biographical information was not included under the caption "Election of Directors" above are as follows:

Name                     Age       Position

Robert E. Goff           43        Executive Director of WellCare of New York,
                                     Inc. and Executive Vice President
Douglas A. Hayward       45        President and Chief Executive Officer
                                        of WellCare of Connecticut, Inc.
Peter G. Kraft           35        Vice President of Marketing

  Robert E. Goff joined the Company in 1985 as Executive Director of WellCare of New York, Inc., the Company's wholly-owned New York health maintenance organization ("HMO") subsidiary, and became Executive Vice President of the Company in 1992. Mr. Goff was Vice President of Good Samaritan Hospital from 1983 to 1985, and Vice President of Northern Metropolitan Hospital Association from 1980 to 1983. He received a B.S. in Business Administration from Northeastern University in 1976 and an M.B.A. from Babson College in 1978.
Mr. Goff has been a director of the Company since March 1991, and is not standing for re-election as a director.

  Douglas A. Hayward joined the Company in 1996 as the President and Chief Executive Officer of WellCare of Connecticut, Inc., the Company's wholly-owned Connecticut HMO subsidiary. Mr. Hayward was formerly the Chief Executive Officer and President of M.D. Health Plan, a Connecticut HMO, from 1987 to
1995. Previously, he served as Executive Vice President and Director of Finance and Administration for IPM Health Plan, a California HMO, from 1982 to 1987.
Mr. Hayward received a B.A. from the University of Michigan in 1973, an M.S.
in Health Services Administration from the University of Michigan in 1976, and is a 1981 graduate of the National HMO Management Fellowship Program, Georgetown University.

  Peter G. Kraft joined the Company in 1984 as an Enrollment Representative, served as Senior Enrollment Representative from 1985 to 1986, Associate Marketing Director from 1986 to 1989, Regional Sales Manager from 1989 to
1991, and was appointed Vice President of Marketing in 1991. Mr. Kraft received an A.S. from SUNY at Cobleskill in 1980 and is a 1993 graduate of the Managed Care Training Program at the University of Missouri, Kansas City. Mr. Kraft is the brother of Mr. Ullmann, WellCare's President.


     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Introduction

     Decisions on executive compensation are made by the Compensation Committee of the Board of Directors which is composed of three independent non-employee directors. All decisions by the Compensation Committee are reviewed by the full Board except for decisions with respect to the Company's stock based plans, which are made solely by the Compensation Committee.

Executive Compensation Philosophy

     The Compensation Committee's philosophy with respect to the Company's executive officers, including the President, is designed to (i) maintain a compensation program that is equitable in a competitive marketplace, (ii) provide compensation opportunities that integrate pay with the Company's annual and long-term performance goals which reinforce growth in shareholder value,
(iii) recognize and reward individual initiative and achievements, and (iv) allow the Company to attract, retain, and motivate qualified executives who are critical to the Company's success.

     The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Thus, the Committee has utilized stock options in the compensation program for the executive officers with a goal of increasing stock ownership over time.

     The compensation policy of the Compensation Committee is that executive compensation, including compensation of the President, should consist of base salary and incentive compensation.

Executive Compensation Program

     The Company's executive compensation program consists of three main components: (i) base salary, (ii) potential for an annual bonus based on overall Company financial performance as well as individual performance, and (iii) the opportunity to earn long-term cash and/or stock based incentives which are intended to encourage the achievement of superior results over time and to align executive officer and shareholder interests. The second and third elements constitute the "at risk" portion of the compensation program and are designed to link the interests of the executive with those of the shareholders. This means that total compensation for each executive is variable and may fluctuate significantly from year to year depending on the short-term and long-term financial performance of the Company.

     The Compensation Committee reviews the compensation levels of members of management, evaluates the performance of management, and considers management succession and related matters. In addition, the Committee administers the Company's incentive plans, which include an annual incentive plan and a long-term performance plan.

Base Salaries

     From July 1, 1993 through January 1996, the Company negotiated and entered into employment agreements with each of its executive officers, including the President. In negotiating and fixing the base salaries of each of its executive officers, the Compensation Committee considered a number of important factors. These factors were, in order of relative importance, that the Company has emerged as the leading HMO in the Hudson River Valley, and also was successful in introducing a bold initiative to organize primary care physicians into efficient health networks. The Committee's decisions were also influenced by the performance of the Company's Common Stock in terms of cumulative total shareholder return.

     The above factors were considered subjectively, together with the policy of the Committee, that, in general, executive officers of the Company should be compensated at competitive levels to attract, motivate and retain talented executives.

     Mr. Ullmann's 1994 base salary was determined through the Committee's overall evaluation of his performance during the three preceding years. The Committee took particular note of Mr. Ullmann's dedication in leading the Company to strong financial and operating results, and in positioning the Company to successfully meet the challenges posed by competition in the health care industry. The Committee was also influenced by Mr. Ullmann's strong record in the areas of customer service, relations with regulatory agencies and
work simplification program.    This evaluation is subjective in nature and
takes into account all aspects of his responsibilities at the total discretion of the Committee. The Committee utilizes competitive compensation references from other companies in its geographic location which are similar in size and marketplace orientation. Based on the salary ranges utilizing similar company data and the Committee's overall evaluation of Mr. Ullmann's performance during 1992 and 1993, Mr. Ullmann's base salary was raised from a 1994 annual rate of $180,000 to a 1995 annual rate of $187,061.

Bonuses

     The Company's executive compensation program also consists of potential annual cash bonuses based on the Company's overall financial performance. Pursuant to each individual employment agreement, an executive is entitled to receive an amount represented by a percentage ranging from 0.25% to 2% of the net after-tax earnings of the Company for any given year up to a maximum dollar amount, such percentage and maximum dollar amount in the case of Mr. Ullmann being up to 2% of the net after-tax earnings or a maximum dollar amount of $200,000. Additional bonuses may also be paid to such executives at the Board's discretion.

Stock Options

     The Committee can grant non-incentive stock options and incentive stock options. After reviewing the total amount of stock options available for distribution to the Company's management team, as well as reviewing competitive compensation references from other companies who are similar in size and marketplace orientation, Mr. Ullmann was granted options to purchase
10,000 shares of Common Stock per year for each effective contract year exercisable at a rate of 2,500 shares per year in his four-year employment contract effective January 1, 1994.

Phantom Shares

     The Committee has also established a long-term cash incentive program through the granting of phantom shares, pursuant to which an executive can receive cash based upon the appreciation in the market price of the Common Stock during such executive's term of employment. After reviewing competitive compensation references from other companies who are similar in size and marketplace orientation, Mr. Ullmann was granted 15,000 shares of phantom shares for each effective contract year in his four-year employment contract effective January 1, 1994.

Other Compensation Plans

     At various times in the past, the Company has adopted certain broad-based employee benefit plans and has adopted certain executive retirement and life insurance plans in which its named executive officers participate.

     In the event of death during active employment, the Company also provides Mr. Ullmann with $1,000,000 term life insurance. The Company also provides other executive officers with $250,000 term life insurance.

     Finally, the Committee has reviewed the provisions of Section 162(m) of the Code, which was enacted in 1993, relating to the $1 million deduction cap for executive salaries and believes that no compensation for the three highest paid named executives will be governed by this regulation during 1995. Compensation alternatives to comply with Section 162(m) are currently under review by the Committee.


             SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE BOARD OF DIRECTORS

                       Dated: June 26, 1996

                  Charles E. Crew, Jr., Chairman
                           Mark D. Dean
                        Lawrence C. Tucker

                      EXECUTIVE COMPENSATION

  The following table sets forth a summary of the compensation for 1995 earned by the Company's Chief Executive Officer and by each other executive officer whose compensation during such year exceeded $100,000, as well as similar summary information for such individuals for 1994 and 1993:

                    SUMMARY COMPENSATION TABLE
                                                                       Long-Term
                                                                      Compensation
                         Annual Compensation                       Awards
                                                                 Common Stock     All Other
Name and                      Salary    Bonus   Other Annual        Underlying     Compensation
Principal Position       Year   ($)       ($)    Compensation ($)    Options (#)         ($)

EDWARD A. ULLMANN (1)    1995  $187,061   $103,902 (2)  ---        10,000 (3)          $ 8,605 (5)(6)
President with the       1994   180,000    124,764      ---        25,000 (4)                  6,007 (5)(6)
function of chief        1993   138,241    125,046      ---            ---           5,005 (5)(6)
operating officer
ROBERT E. GOFF           1995  $114,315  $  23,513 (2)  ---          1,000 (3)   $ 3,580 (6)
Executive Director       1994   110,000     40,331      ---            ---          3,000 (6)
Executive Vice President 1993   103,065     36,430      ---        10,000 (3)       1,690 (6)

G. WILLIAM STREIN        1995  $ 86,019  $  24,234 (2)  ---            ---       $ 2,714 (6)
President, WellCare      1994    82,000     36,191      ---            ---          2,475 (6)
Administration, Inc.     1993    72,304     22,671      ---        10,000 (3)       1,728 (6)

PATRICK ARLANTICO (7)    1995  $ 79,604  $  19,666 (2)  ---          2,000 (3)        ---
Senior Vice President    1994    75,000     30,506      ---          2,000 (3)        ---
                         1993    57,759     30,577      ---         10,000 (3)        ---


(1)  Effective April 30, 1996, Mr. Ullmann resigned as Chairman and Chief
Executive Officer, but continues as President with functions of chief operating officer.
(2)  Represents the fair market value of Treasury Stock issued as bonuses in lieu of cash.  For Messrs. Ullmann and Arlantico,  also includes cash bonuses of
$30,921 and $320, respectively.
(3)  Represents options to purchase Common Stock.
(4 )  Consists of options to purchase 10,000 shares of Common Stock and
phantom shares with respect to 15,000 shares of Common Stock.   Phantom
shares vest, subject to Mr. Ullmann's continued employment with the Company,
25% per year on December 31st of each year, commencing December 31, 1994, and are payable in cash only in January 1998 in an amount equal to the product of (A) and (B), where (A) equals the total number of phantom shares vested in the executive, and (B) equals the sum of (I), (ii), (iii), and (iv)
equal to the following:
     Difference between the closing sales price of the Common Stock, as reported by The Nasdaq Stock Market (National Market) on December 31,
     (i)  1994 and 1993
     (ii) 1995 and 1994
    (iii) 1996 and 1995
     (iv) 1997 and 1996
(5)  Includes $3,985, $3,007 and $1,802 paid by WellCare in 1995, 1994 and 1993, respectively, for a $1,000,000 life insurance policy on Mr. Ullmann's life,
50% of which is payable to WellCare and the balance to Mr. Ullmann's wife.
(6)  Consists (or with respect to Mr. Ullmann, included $4,620, $3,000 and
$3,203 in 1995, 1994 and 1993, respectively) of matching contributions made by the Company pursuant to the Company's 401(k) Plan.
(7)  Mr. Arlantico resigned from his position as Senior Vice President of the
Company effective March 1, 1996.

  The following table sets forth certain information concerning options granted in 1995 to the individuals names in the Summary Compensation Table:
                      OPTION GRANTS IN 1995
                        Individual Grants
                                                                    Potential
                                                                    Realizable Value
                    Number of     % of Total                        at Assumed Annual
                    Securities     Options     Exercise             Rates of Stock Price
                    Underlying     Granted to   or Base             Appreciation for
                    Options       Employees      Price   Expiration Option Term
Name                Granted (#)    In 1995     ($/Share)    Date    5% ($)             10%($)
Edward A. Ullmann   10,000 (1)     9.5%      $24.50          01/01/2000    $ 16,500   $ 69,800

Robert E. Goff       1,000 (1)     0.9%      $19.75          08/10/2000    $  7,200   $ 12,690

Patrick P. Arlantico 2,000 (1)     1.9%      $19.75          08/10/2000    $ 14,400   $ 25,380


(1) Exercisable at the cumulative annual rate of 25% of the total number for shares underlying the option commencing one year from the date of grant.

  The following table presents certain information concerning options exercised during 1995 and the value of unexercised options held at December 31, 1995 by the individuals named in the Summary Compensation Table:
OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995
                                                             Number of                 Value (2) of Unexercised
                                                             Unexercised Options       In-the-Money Options
Name                         Shares                          at December 31, 1995 (#)  at December 31, 1995 ($)
                            Acquired        Value (1)        Exercisable (E)/          Exercisable (E)/
                          on Exercise(#)    Realized ($)     Unexercisable (U)         Unexerciable (U)

Edward A. Ullmann               -           $  -             10,000 (U)                $ 10,000

Robert E. Goff               4,000          $ 51,250          2,500 (E)                $ 31,875 (E)
                                                              7,500 (U)                  95,625 (U)
G. William Strein            1,500          $ 22,875          2,500 (E)                $ 31,875 (E)
                                                              7,500 (U)                  95,625 (U)
Patrick P. Arlantico            -           $  -              2,500 (E)                $ 31,875 (E)
                                                              9,500 (U)                 110,125 (U)

(1) Values are calculated by subtracting the exercise or base price from the closing sales price of the Common Stock on the date the option was exercised.
(2) Values are calculated by subtracting the exercise or base price from the closing sales price of the Common Stock on December 31, 1995 of $21.50 per share.

  In 1996, the Board approved a one-time lump sum cash bonus for Mr. Ullmann and Ms. Corsones. The amounts of the bonuses, paid in 1996, are $164,850 (or $100,000 after the application of appropriate payroll withholdings) and $50,000 (gross, or before the application of withholdings) for Mr. Ullmann and Ms. Corsones, respectively.

Employment Agreements

  Mr. Ullmann is employed under an agreement with the Company effective
January 1, 1994 which expires December 31, 1997, and which was subsequently amended as of January 1, 1996. The agreement provides for a base salary of $225,000 for 1996, with annual increases of four percent, plus an annual bonus equal to two percent (2%) of the Company's net (after tax) profit up to a maximum of $200,000 per annum, and such additional bonus as the Board of Directors may determine. In January 1996, the Board of Directors granted an additional bonus to Mr. Ullmann in the amount of $164,850 (or $100,000 after the application of appropriate payroll withholdings). Under the agreement, Mr. Ullmann is entitled to receive incentive or non-incentive options to purchase 10,000 shares of the Company's Common Stock on January 1st of each year during his term of employment at an exercise price (a) with respect to an incentive option, not less than 110% of the fair market value of the Common Stock on the date of grant, and (b) with respect to a non-incentive option, not less than 75% of the fair market value of the Common Stock on the date of grant. The options will be exercisable cumulatively at the rate of 25% of the underlying shares each year commencing one year from the date of grant. The agreement further provides for a grant of 15,000 phantom shares, the terms of which are described above in the "Executive Compensation" table under footnote (4).

  Under the agreement, WellCare maintains a $1,000,000 term life insurance policy on the life of Mr. Ullmann, 50% of which is payable to WellCare and the balance to Mr. Ullmann's wife, and also provides Mr. Ullmann with a Company automobile. In the event of termination for any reason, Mr. Ullmann is entitled to continued salary and insurance benefits for one year. The agreement also provides for a one-time, lump sum severance payment in the amount of $500,000 in the event of termination of employment prompted by the Company, and as a result of a change of ownership or Board composition of over twenty-five percent (25%).

  Mr. Goff is employed under an agreement with the Company effective
January 1, 1994 which expires December 31, 1996, and provides for a base salary of $118,976 for 1996, with annual increases of four percent (4%), and such additional bonus as the Board of Directors or the Company's President may determine. Under the agreement, WellCare provides Mr. Goff with a Company automobile. In the event of termination for any reason, Mr. Goff is entitled to continued salary and insurance benefits for 90 days and a severance payment equal to two weeks' salary for every year of service with the Company in excess of six years.

  Mr. Strein is employed under an agreement with the Company effective July 1, 1993 which expires June 30, 1996, and provides for an annualized base salary of $92,610 for 1996, with annual increases of five percent (5%), and such additional bonus as the Board of Directors or the Company's President may determine. Under the agreement, WellCare provides Mr. Strein with a Company automobile. In the event of termination for any reason, Mr. Strein is entitled to continued salary and insurance benefits for 90 days and a severance payment equal to two weeks' salary for every year of service with the Company in excess of six years.

  Ms. Corsones is employed under an agreement with the Company effective May 23, 1994 which expires May 22, 1998, and which was subsequently amended as of January 1, 1996. The agreement provides for a base salary of $125,000 for 1996, with annual increases of four percent (4%) on January 1st of each of the remaining contract years, plus an annual bonus equal to one percent (1%) of the annual net (after tax) profit of the Company up to $100,000 and such additional bonus as the Board of Directors or the Company's President may determine. In January 1996, the Board of Directors granted an additional bonus to Ms. Corsones in the amount of $50,000. Under the agreement, Ms. Corsones is entitled to receive incentive or non-incentive options to purchase 2,000 shares of Common Stock on January 1st of each year during her term of employment at an exercise price (a) with respect to an incentive option, at the fair market value of the Common Stock on the date of grant, and (b) with respect to a non-incentive option, not less than 75% of the fair market value of the Common Stock on the date of grant. The options will be exercisable at the rate of 25% of the underlying shares each year commencing one year from the date of grant. The agreement further provides for the grant of 5,000 phantom shares, the terms of which are described above in the "Executive Compensation" table under footnote (4).

  Under the agreement, WellCare provides Ms. Corsones with a Company automobile. Additionally, the Company is required to make contributions in the amounts of $14,000 per annum for a period of seven years into a tax deferred annuity with a retirement benefit of $500,000 at age 65. In the event of termination for any reason, Ms. Corsones is entitled to continued salary and insurance benefits for one year. However, in the event of termination prompted by the Company, and as a result of a change of ownership or Board composition of over twenty-five percent (25%), Ms. Corsones is entitled to a one-time lump sum severance payment in the amount of $250,000.

  Mr. Hayward is employed under an agreement with the Company effective May 29, 1996, which expires May 28, 2001, and provides for an annualized base salary of $190,000. Additionally, under the agreement, Mr. Hayward is entitled to receive annually an incentive bonus equal to ten percent (10%) of the earnings before income taxes of WellCare of Connecticut, Inc. Under the agreement, Mr. Hayward was granted non-incentive options to purchase 35,000 shares of the Company's Common Stock at an exercise price equal to $12.87, the fair market value on May 29, 1996, the date of grant. The options are exercisable at an annual cumulative rate of 50% of the underlying shares commencing one year from the date of grant; such options will become fully exercisable upon a change in ownership of the Company. Additionally, Mr. Hayward is entitled to receive non-incentive options to purchase 5,000 shares of the Company's Common Stock on May 29th of each year during his term of employment at an exercise price equal to the fair market value on the date of grant. These options will be exercisable at the same annual cumulative rate as outlined above.

  Under the agreement, in the event of termination for any reason without cause, Mr. Hayward is entitled to the greater of continued salary for one year or salary payable to him through the Expiration Date of this agreement. The agreement also provides for a one-time lump sum severance payment in the amount of the lesser of two years' salary or the salary payable to him through the Expiration Date of the agreement, as a result of a termination of employment by the Company without cause within ninety (90) days of a change in ownership of the Company.

  Mr. Kraft is employed under an agreement with the Company effective January 1, 1995 which expires December 31, 1998, and provides for a base salary of $72,800 for 1996, with annual increases of four percent (4%), an annual bonus equal to a minimum of 30% of his base salary for achieving or exceeding the annual enrollment target goal established by the Board and such additional bonus as the Board of Directors or the Company's President may determine.
Under the agreement, WellCare provides Mr. Kraft with a Company automobile.
In the event of termination for any reason, Mr. Kraft is entitled to continued salary and insurance benefits for six months.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On January 19, 1996, the Company entered into an agreement for the private placement of a 6% subordinated convertible note in the principal amount of $20,000,000 (the "Note") due December 31, 2002, with The 1818 Fund II, L.P. (the "Fund"), a private equity fund managed by Brown Brothers Harriman &
Co. ("BBH & Co.").

  Pursuant to the Note dated January 19, 1996, in the principal amount of $20,000,000 issued by the Company and payable to the order of the Fund or its registered assignees, the Note accrues interest at an interest rate of six percent (6%) per annum, which interest is payable quarterly by the Company.
The principal amount of the Note is payable in one amount on December 31, 2002. The Note is subject to certain mandatory redemption at the option of the holder of the Note upon certain changes in control of the Company. In addition, the
Note is subject to certain optional redemptions at the option of the Company after the fourth anniversary of the date of the Note. By its terms, the Note is subordinated to all senior indebtedness of the Company. The holder of the Note has the right to convert the then outstanding principal amount of the
Note into that number of shares of common stock of the Company at a conversion price of Twenty-Nine Dollars ($29.00) per share, subject to adjustment.
Under the Note, the conversion price granted to the holder of the Note is adjusted, inter alia, if the Company issues shares of its common stock or options, warrants or other rights to acquire shares of common stock of the Company at a price per share less than the then current market price.

  Pursuant to the terms of the Note Purchase Agreement dated January 19, 1996 (the "Agreement") entered into between the Company and the Fund, as of such date, the Company has caused one (1) vacancy to be created on its Board of Directors and has caused Lawrence C. Tucker, as a designee of the Fund, to be appointed to the Board. Mr. Tucker's directorship does not have any classification. Mr. Tucker has been nominated for election as a Class II Director at this Annual Meeting. In addition, under the terms of the Agreement, at the next annual meeting of the shareholders of the Company and at each subsequent annual meeting of the shareholders of the Registrant where Class II Directors are to be elected, provided the Fund owns at least three percent (3%) of the common stock outstanding of the Company (after giving affect to the issuance of the shares issuable upon conversion of the Note), the Fund has the contractual right to nominate that number of directors, but in no event less than one (1) director or more than two (2) directors, equal to the Fund's proportionate share of the total number of common stock then outstanding of the Company, upon giving effect to the conversion of the Note; provided, however, that if the Fund owns three percent (3%) or more but less than five percent (5%) of the common stock outstanding of the Company (after giving effect to the issuance of the shares issuable upon conversion of the
Note), the foregoing right will be limited to the nomination of one (1) director. Such directors will be classified as Class II Directors. The two (2) principal shareholders of the Company, Edward A. Ullmann and Robert W. Morey, Jr., have agreed in the Agreement to vote their shares of the Company in favor of the nominees of the Fund. Pursuant to the Agreement, the Fund may purchase shares of common stock of the Company (in addition to the shares, issuable upon conversion of the Note), provided that such purchases do not, in total, exceed Ten Million Dollars ($10,000,000). Finally, provided the Fund holds at least fifty percent (50%) of the shares issued or issuable upon conversion of the Note, the Fund, under certain conditions, may sell shares issuable upon conversion of the Note in certain private placements of common stock by the Company.

  Pursuant to the terms of the Registration Rights Agreement dated January 19, 1996 between the Company and the Fund, the holder of the Note and the holder of the shares issued upon conversion of the Note have been granted two (2) demand registration rights and unlimited incidental registration rights. The Company is also required, within eighteen (18) months of January 19, 1996, to file with the Securities and Exchange Commission, an "evergreen" shelf registration statement with respect to the Note and any shares issued upon conversion of the Note. As of June 19, 1996, the Company was in negotiation with the holder of this Note to amend certain terms, including the conversion price.

  WellCare has an agreement with Park West Entertainment, Inc. ("Park West"), a corporation wholly-owned by Mr. Ullmann, pursuant to which Park West provides catering, conferencing and related administrative services in return for fixed monthly fee. In 1993, 1994 and 1995, Park West received aggregate fees of approximately $211,000, $276,000 and $276,000 respectively, collectively from WellCare, and its subsidiaries. On December 31, 1994, WellCare and its subsidiaries consolidated certain amounts due from Park West. As a result, Park West owed WellCare, and its subsidiaries, approximately $198,000, evidenced by promissory notes bearing interest at a rate of 7.5% per annum and payable in monthly installments over a five year period commencing
January 1, 1995. During 1995, Park West incurred additional amounts due to the Company of approximately $60,000. This additional debt along with the outstanding balance of the December 31, 1994 promissory notes were refinanced. As a result, promissory notes of approximately $223,000 at 7.5% per annum, payable in monthly installments and due by December 31, 1999, were outstanding at December 31, 1995. The Company believes that the interest rate charged to Park West is comparable to that which could be obtained by Park West from an unaffiliated party.

  In June 1995, the Company sold WCMM, its then wholly-owned subsidiary, to a newly formed corporation for cash of $.6 million and a note receivable of $5.1 million. As of May 14, 1996, approximately 11% of the Buyer's equity was directly or indirectly held by current or recent directors, officers or employees of the Company. The Buyer ("Buyer") is seeking additional financing, and is contractually obligated to pay the note receivable from such proceeds. In view of the Buyer's operating losses, the Company has obtained from certain of the Buyer's equity holders personal guarantees of the notes and pledges of collateral to service these guarantees. As of May 14, 1996, Dr. Dean, a director of the Company, guaranteed $1.0 million of the $5.1 note receivable. Dr. Dean also owns (directly and indirectly) 4.3% of Buyer's equity. Mr. Goff, Executive Vice President and a director of the Company, guaranteed $.5 million of the $5.1 note receivable. Mr. Goff owns 2.5% of Buyer's equity. Mr. Kraft, Vice President of Marketing of the Company, guaranteed $.25 million of the $5.1 note receivable. Mr. Kraft owns .5% of the Buyer's equity. Mr. Strein, President of WellCare Administration, Inc.
and a director of the Company, guaranteed $.25 million of the $5.1 note receivable.

  In addition, a $3 million bank line of credit was entered into by the Buyer on December 28, 1995, which was guaranteed by Mr. Ullmann in his personal capacity.

  WCNY has an agreement with Alliances to provide medical care of its members. Mr. Ullmann has personally guaranteed in his individual capacity loans to two entities which were predecessors to the Alliances. Each loan was in the amount of $2.7 million.

  On December 4, 1995, WellCare entered into a Note Agreement with Cost Management Technologies, Inc. ("CMT"), whereby WellCare agreed to loan CMT $320,000, at a fixed interest rate of six percent (6%) per annum. The loan was originally due on March 2, 1996. The term of the loan was extended through June 30, 1996. The Company is in the process of re-negotiating the terms of this Note Agreement. As of May 14, 1996, Mr. Morey owned 60.9% of the equity of CMT.

STOCK PERFORMANCE GRAPH


The following graph sets forth the cumulative total shareholder return to the Company's (WELL) shareholders during the period extending from August 12, 1993 through December 31, 1995, as well as an overall stock market index (the Nasdaq stock market (US) composite index) and WELL's peer group index (SIC Code Index 80-Nasdaq Health Services Stocks):

Compare Cumulative Total Return Among The WellCare Management
Group, Inc., Nasdaq (US) Composite Index and SIC Code Index

Seven-line graph with dollars going up the left edge from 75, 100, 125, 150, 175, 200 and 225.

Four-item indicator on the bottom edge reflecting prices at 8/12/93 of 100; 12/31/93 of WELL 200, SIC 123, Nasdaq 108; 12/31/94 of WELL 209, SIC 132,
Nasdaq 106; and 12/31/95 of WELL 183, SIC 168 and Nasdaq 153.






ASSUMES $100 INVESTED ON AUGUST 12, 1993 AND REINVESTMENT OF DIVIDENDS FISCAL YEAR ENDING DECEMBER 31, 1995

(1) Does not reflect the impact on the closing stock price of WELL at December 31, 1994 and 1995 that may have occurred had the results of operations during 1994 and 1995 been reported originally in a manner consistent with the prior period restatement as reflected in the Company's audited financial statements for the year ended December 31, 1995.

              SECTION 16 PROXY STATEMENT DISCLOSURE

  Section 16 of the Securities Exchange Act of 1934, as amended, requires that officers, directors and holders of more than 10% of the Common Stock ("Reporting Persons") file reports of their trading in Company equity securities with the Securities and Exchange Commission. Based on a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, the Company believes that the Reporting Persons complied with all applicable Section 16 filing requirements.


       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  Deloitte & Touche LLP currently serve as the Company's independent auditors. They have served in that capacity since 1992. On May 11, 1996, subject to ratification by the shareholders, the Company's Board of Directors appointed Deloitte & Touche LLP as independent auditors of the Company for 1996. The shareholders are asked to ratify this action of the Board. The affirmative vote of a majority of the total votes cast by the holders of Common Stock and Class A Common Stock present in person or represented by proxy at the Annual Meeting voting as one class is required to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1996. Unless marked to the contrary, proxies received will be voted "FOR" ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1996. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

  The ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the shareholders. If the shareholders do not ratify the appointment by the requisite vote at the Annual Meeting, the appointment of independent auditors will be reconsidered by the Board. If the shareholders ratify the appointment, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such change would be in the best interest of the Company and its shareholders.

  THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 1996.


                          OTHER BUSINESS

     Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.


                      SHAREHOLDER PROPOSALS

     Any shareholder proposal to be considered for inclusion in the Company's proxy solicitation material for the next Annual Meeting of Shareholders must be received by the Company at its principal office by December 31, 1996.


Dated: June 26, 1996

PROXY

THE WELLCARE MANAGEMENT GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Robert W. Morey, Jr. and Nancy L. Lavallee and each of them, proxies, each with the power of substitution to vote the shares of the undersigned at the Annual Meeting of Shareholders of The WellCare
Management Group, Inc. (the "Company") on July 23, 1996, and any adjournments or postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

                    (CONTINUED ON OTHER SIDE)

  Please mark your
  X  votes as in this
  example.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2) and (3) unless the shareholder specifies otherwise, in which case, it will be voted as specified.

               FOR all nominees listed at         WITHHOLD AUTHORITY
               right (except as marked to         to vote for three (3) and
               contrary below) three (3)          two (2) nominees listed at
               nominees and two (2) nominees      right.
               listed at right.

(1) TO ELECT THREE (3)        Nominees for Class III Directors:
CLASS III DIRECTORS                     Robert W. Morey, Jr.
AND TWO (2) CLASS                       Edward A. Ullmann
II DIRECTORS TO THE                     Charles E. Crew, Jr.
BOARD OF DIRECTORS.           Nominees for Class II Directors:
                              John E. Ott, M.D.
                              Lawrence C. Tucker

                                FOR     AGAINST   ABSTAIN
(2) To ratify the appointment of Deloitte & Touche LLP
as independent auditors of the Company for the year
ending December 31, 1996.
                                FOR     AGAINST   ABSTAIN
(3) Upon any and all other business that may come before the Annual Meeting.


PLEASE SIGN AND RETURN THE
CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.

SIGNATURE(S):                    DATE:
Note:     [Executors, Administrators, etc. should give full title.]

                         WELLCARE PROFILE
     The WellCare Management Group, Inc. (WellCare) , through its wholly-owned subsidiaries, WellCare of New York, Inc. and WellCare of Connecticut, Inc., provides health care services to 100,054 members in a service area that extends from New York City north through the Hudson River Valley to the Capital Region and Southern Adirondacks, west into the Mohawk River Valley and Southern Tier and east into contiguous areas of Connecticut.
     WellCare is an IPA/direct contract mixed model HMO with a provider network organized into capitated, risk-sharing regional physician alliances covering more than 80 percent of the WellCare membership. WellCare also has arrangements with several area PHOs and physician professional corporations.
     WellCare is the largest HMO in its core Hudson River Valley service area and has been recognized as one of the most progressive HMOs in the region with a rich history of leadership, innovation and dedication to the ideals of quality in health care. Rather than just reacting to the dramatic changes of recent years, WellCare has developed managed care programs and products that are helping to define the emerging shape of health care in America.
     WellCare's significant health care initiatives have included: Healthy Choice, a managed care plan for Medicaid recipients; the Bienestar Total Wellness Program, a national model for integrative health care; WellCare Senior Health, a managed care program for Medicare beneficiaries that is the only Medicare-risk program in most of its eight-county service area, and WellCare University, an HMO training facility, managed care R&D facility and center for strategic planning.
     Through its subsidiaries, WellCare also offers a comprehensive package of health plans and riders, including point-of-service plans, and stand-alone products such as the WellCare Rx and the WellCare Vision Plan for self-funded groups.
     WellCare became a public company in August of 1993. Its common stock is traded over-the-counter on The Nasdaq National Market System under the symbol "WELL".

CEO's Letter to the WellCare Shareholders:

     On April 30, 1996, I was appointed Chairman of the Board and Chief Executive Officer of WellCare. After two months of working with my old friend, Ed Ullmann, and the management team, I am developing my understanding of WellCare, past and present, as well as where we should be in the future.
The following briefly describes my thoughts.
     First, the competitive environment in WellCare's core market in the Hudson River Valley has changed dramatically in the past 18 months. The regulatory parameters for marketing and pricing commercial products have been altered by the Department of Insurance of the State of New York, changes have been made in Medicaid and several strong HMO competitors have expanded into the Hudson River Valley market. As a result of these changes, it has been necessary for the Company to enhance its competitive position by reducing and restructuring its administrative and provider costs to meet the new challenges and be positioned to respond to new opportunities for probable growth.
     Balancing the challenge in our core markets are the opportunities for growth in Connecticut and New York City, jurisdictions in which WellCare recently became licensed. We must capitalize on these growth opportunities, be cost competitive in these markets and have appropriate health plans to offer. We must, however, make certain that such growth is profitable.
     We are attempting to meet the twin challenges of cost competitiveness and profitable growth in a timely and vigorous manner. We are seeking to restore the basic earning power of our existing business and to expand profitably in our new markets.
     What this all means to the WellCare family is the challenge of transitioning to a new culture of accelerating change, increasing productivity, and a focus on generating reasonable returns on the invested capital of stockholders. I am fully confident that the WellCare family will meet the challenge and achieve its goals because of the inherent talents and dedication of those individuals who are joined together in this common effort.

Sincerely,
/s/ Robert W. Morey
Robert W. Morey
Chairman and CEO

President's Letter to the WellCare Shareholders:

     WellCare's goal is simple: To build a health care system that works for our members and for the community and creates value for our shareholders. Building this system necessitates an integrated approach encompassing every aspect of health care: primary care access, health maintenance, quality assurance, training, education, information systems, and much more.
     In 1995, WellCare moved ahead on virtually every front to create the systems that will improve the health of our members, build mutually respectful partnerships with physicians and control costs. It was a year in which we vastly strengthened our information systems, deepened our Quality Assurance processes, planned our innovative new wellness product, Bienestar, for introduction in 1996; developed a strategic planning, training and R&D center at WellCare University; and brought in new HMO members through Senior Health
(a new Medicare-risk contract) and geographic expansions that have increased our service area population from 2.6 million to 11 million people.
     One of the challenges of building a health care system for the 21st Century is the difficulty of dealing with the new kinds of financing arrangements that have accompanied the changes in health care, in particular, risk-sharing arrangements with physicians. In early 1996, WellCare conducted, in full cooperation with our auditors, Deloitte and Touche, LLP, a comprehensive review of our past accounting practices, principally with respect to these risk-sharing arrangements. This review resulted in a revision of previously announced earnings for 1995 and a restatement of earnings for 1994 which are described below.

REVISED FINANCIAL RESULTS FOR 1995 AND RESTATED RESULTS FOR 1994
     Revised net income for the year ended December 31, 1995 was $1.7 million, or $.27 per share, on revised revenue of $152.9 million. The revisions from the previously reported 1995 preliminary results of net income of $7.8 million, or $1.25 per share, on revenue of $156.2 million, are principally attributable to the reversal of $2.0 million of licensing revenue, which will be recognized as received, and the establishment of a reserve equal to the total amount of a $5.1 million note receivable, as well as a $1.7 million reduction in medical expense as a result of the 1994 restatement. WellCare provided additional $.7 million reserves relating to other advances, $.6 million relating to other miscellaneous revenue and $3.5 million to strengthen other balance sheet reserves.
     For 1994, audited financial statements have been restated to reflect a $4.7 million increase in medical expenses as described more fully below. Revenue of $122.6 million recorded in 1994 has not been affected, while net income, which had previously been reported as $6.2 million, or $1.00 per share, has been reduced by $2.8 million to $3.4 million, or $.56 per share.

FINDINGS RELATED TO THE 1994 AND 1995 RESULTS
     The earnings and revenue revisions and restatements by WellCare relate primarily to three accounting issues identified in the course of the Company's and auditor's comprehensive review.

- - Payments aggregating $4.7 million made in 1994 by two physician practice groups to WellCare and to providers from loans and recorded as a reduction in WellCare's medical expense during such year as the loans are repaid.

     From inception through September 30, 1994, WellCare contracted directly with each of its primary care physicians (PCPs) on a capitation basis. During the fourth quarter of 1994, the Company restructured its arrangements with a majority of its PCPs and specialists by contracting with physician alliances. Each physician alliance contracted with individual PCPs and specialists to provide the requisite health care services. The Company's contract with each physician alliance provides for payment of a fixed monthly capitation payment for each HMO member selecting an alliance PCP, designed to cover substantially all of the member's health care services. WellCare elected to contract with these alliances in order to provide risk sharing among all physicians within the respective alliance.
     In anticipation of the formation of the physician alliances, two physician practice groups paid outstanding physician capitation deficits to WellCare on behalf of individual PCPs and also paid other health care providers certain claims that WellCare had disputed, which payments aggregated $4.7 million.
These entities were each separately funded with a $2.7 million loan from a local commercial bank. The Company and its auditors have elected to recognize the $4.7 million reduction in medical expenses resulting from such payments as the loans are repaid to the banks by the two entities. Accordingly, the 1994 audited financial statement has been restated to increase medical expense by $4.7 million. As a result, a $1.7 million reduction in medical expense has been recognized in the revised 1995 financial statements to reflect the amount of the loans that were repaid to the banks through December 1995. The remaining $3.0 million will be reflected as a reduction of medical expense by the Company as and when the loans are repaid. The loans are current, have been repaid on an orderly basis and are scheduled to be repaid in full by December 1996.

- - WellCare's 1995 financial statements have been adjusted to fully reserve a note receivable of $5.1 million in light of the debtor's financial condition.

     In June 1995, WellCare contributed approximately $5.1 million to its then wholly-owned subsidiary, WellCare Medical Management ("WMM"), a physician practice management company.

Thereafter, WellCare sold WMM's business to an unrelated third party, formed to acquire WMM's business, for cash of $.6 million and a note receivable of $5.1 million. Notwithstanding personal guarantees by certain shareholders of the buyer, in light of the buyer's financial condition, WellCare has elected to reserve the full value of the note, resulting in a charge to operations of $5.1 million in 1995. To the extent the note is repaid in subsequent periods, the repayments will be recognized as revenue when received.

- - A $2.0 million licensing fee, recorded by WellCare as fourth quarter 1995 revenue, will be recognized as revenue when received.

     In the fourth quarter of 1995, WellCare entered into a licensing agreement with a company under which the licensee obtained the right to use the WellCare and Bienestar names overseas for $2.0 million.

In December 1995, WellCare recorded the full $2.0 million as licensing revenues, although no payment had been received. In light of the buyer's financial condition, WellCare will recognize this amount as revenue when received.

     WellCare's cash position remains strong. As of December 31, 1995, the Company held $6.7 million of cash or short term investments, increased in January 1996 by the proceeds from the private placement of a 6% subordinated convertible note in the principal amount of $20 million with The 1818 Fund II, L.P., a private equity fund managed by Brown Brothers Harriman & Co.

     Despite the restatement and the revision, which are described in greater detail in the Management's Discussion and Analysis section of this Annual Report, WellCare remained profitable for both 1994 and 1995. The Company believes that the revision and restatement will not adversely affect future operations.

     We are now in the process of strengthening internal and external cost controls and disciplines in order to better position the Company for competitive and profitable long-term growth. We also continue to expand our New York City, Southern Tier and Connecticut operations.

     Notwithstanding the recent accounting adjustments, 1995 was a year of progress for WellCare.

Here are some highlights:

- - In March 1995, WellCare of Connecticut, Inc. received licensure from the Connecticut Department of Insurance to operate an HMO in that state which is contiguous to the company's Hudson River Valley service area.

- - In March 1995, WellCare improved its information systems with the opening of the WellCare Information Center which brings state-of-the-art information technology to bear on every business function from claims processing, to physicians payments, to utilization reports, to the Company's internal and external communications. WellCare information systems were also significantly advanced in 1995 by the implementation of a new IBM RISC System/6000 computer. The RISC system installation was featured in PC Week.

- - In March 1995, the WellCare Foundation, Inc., an independent not-for-profit corporation, was established to maintain a grant giving program for community organizations dedicated to charitable, educational and scientific purposes.
Its goal is to improve the quality of life in the communities served by WellCare.

- - In March 1995, WellCare acquired the assets of Managed Care Administrators, Inc. (MCA), marking WellCare's entry into the managed care market in New York City. MCA managed PrimeCare of New York and PrimeCare of Brooklyn and Queens, physicians' networks that provided primary care health services to Medicaid recipients.

- - In April 1995, WellCare executed an agreement with ExcelCare, a consortium of more than 600 Westchester County physicians and four hospitals, to develop WellCare's provider network there.

WellCare anticipates licensure to expand into Westchester County in late 1996.

- - In April 1995, Healthy Choice, WellCare's managed care program for Medicaid recipients, won the prestigious Astra Merck-National Managed Health Care Congress (NMHCC) Partnership Award for its model program in partnership with Ulster County, N.Y., which was one of the state's first Medicaid managed care programs.

- - In June 1995, WellCare sold WellCare Medical Management, Inc., its practice management subsidiary, to a new, independent company, for $.6 million and a note receivable of $5.1 million. The purchasing company offers practice management, alliance management, consulting and group purchasing services.

- - In July 1995, WellCare received approval from the New York State Department of Health to expand its service area into the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx.

In August, WellCare received regulatory approvals to offer Healthy Choice, the Company's managed care product for Medicaid recipients in those boroughs.

- - In August 1995, WellCare received approval from the federal Health Care Financing Administration to offer WellCare Senior Health, a managed care risk program for Medicare beneficiaries, in eight counties of the WellCare service area. The program is offered in Albany, Rensselaer, Greene, Columbia, Ulster, Dutchess, Orange and Rockland Counties of New York State, a service area with more than 200,000 Medicare beneficiaries.

- - In August 1995, WellCare received One-Year Accreditation from the National Committee for Quality Assurance (NCQA), an independent not-for-profit organization that accredits managed care organizations.

- - In October 1995, WellCare increased revenues with a 4.7 percent weighted average premium rate increase.

- - In October 1995, WellCare executed new three-year risk-sharing agreements with physician alliances in its Hudson Valley service area. These alliances provide health care services to more than 80 percent of WellCare's membership.

- - During 1995, WellCare University became operational as a center for strategic planning and managed care R&D. An early contribution of WellCare University was the development of Bienestar, a new package of wellness benefits for 1996 which includes coverage for chiropractic care, acupuncture and nutrition counseling and incorporates a proactive approach to member care. In 1996, WellCare University is planning a number of important R&D projects in partnership with corporate sponsors such as SmithKline Beecham, Astra Merck
Inc., Allianz Life Insurance Company of North America, Apria Healthcare,
Block Vision and Diversified Pharmaceutical Services.


- - WellCare of New York achieved a 0.00 complaint ratio and was one of the top two of New York State's 71 health insurers, according to the New York State Insurance Department's 1994 rankings announced in December. WellCare had no complaints upheld by the Insurance Department.

     Overall, 1995 was a year of real progress for WellCare as we continued building our organization and its ability to realize our vision of a high quality, compassionate healthcare system. All of us at WellCare look forward eagerly to 1996 as a year of stabilization and growth and of renewed commitment to continue our mission to build a better healthcare system for tomorrow.

Sincerely,
/s/ Edward A. Ullmann
Edward A. Ullmann
President